Exhibit 10.3

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

PFIZER EQUINE PRODUCTS

MARKETING AGREEMENT

This Agreement dated and effective as of January 1, 2007 is made by and between Pfizer Inc, 235 East 42nd Street, New York, New York 10017 (hereinafter, “PFIZER”) and MWI Veterinary Supply Co., 651 South Stratford Drive, Suite 100, Meridian, ID 83642 (hereinafter, “MWI”).

1.                    PFIZER hereby appoints MWI, and MWI hereby accepts appointment, as a contract distributor for PFIZER Products set forth on Exhibit A (the “Products”), to purchase from PFIZER and to resell for MWI’s own account as a distributor, subject to the following terms and conditions.

2.                   MWI recognizes and agrees to the following:

(a)          PFIZER has elected to work with a select group of distributors that are committed to maximizing the sale of the Products and to working closely with PFIZER to identify market opportunities for both companies. The intent of this Agreement is to attain that goal;

(b)                                 PFIZER intends to utilize this group of distributors to sell the Products to customers below them in the distribution chain and that PFIZER has, and may in the future, run promotions and other activities that would be seriously prejudiced if MWI resells the Products to other PFIZER contract distributors, non-employee agents or through brokers.

3.                                                Accordingly, MWI shall:

(a)                                  use its reasonable best efforts to sell the Products by focusing its primary effort at reselling to horse owners, veterinarians and OTC retailers;

(b)                                 maintain a full-time outside and inside sales force that will personally and actively solicit sales of the Products and to pay such sales representatives reasonable commission as MWI deems appropriate in its sole discretion;

(c)                                  store and handle its inventory of Products under conditions that will ensure that such Products retain their potency, purity, quality, and identity;

(d)                                 MWI will provide PDA/EDI with sales out data on each PFIZER sku MWI sells. MWI will provide to Covansys its Health Industry Number, Customer Health Industry Number, Pfizer product number, transaction date, ship to zip code, number of units and price with respect to each sale of product, and unit inventories on each Pfizer sku that MWI sells. This information should be sent to Covansys. Sales out data shall be provided to Covansys within [*] of the date of each invoice.  MWI will use its best efforts to insure sales out data integrity and timeliness;

(e)                                  not sell the Products to other PFIZER contract distributors provided such distributors are identified by PFIZER, nor shall MWI sell the Products through brokers or non-employee agents;

(f)                                    set its resale prices for the Products independently and at its sole discretion;

(g)          cooperate fully with PFIZER by actively participating in such strategy sessions as PFIZER reasonably may require, for the purpose of developing programs to increase use of the Products; and to cooperate fully with PFIZER in implementing all promotions and sales campaigns for the Products;

(h)                                 allow PFlZER’s representatives to attend and actively participate in meetings of MWI’s sales representatives;

(i)                                     MWI agrees that credit limits established by PFIZER shall be subject to change by PFIZER in its sole discretion and that no shipments will be made to MWI in excess of the established credit limits;

(j)                                     take no action, whether or not identified above, that would harm the goodwill or name of PFIZER, or damage the interests of PFIZER or the Products. For purposes of this Agreement “Goodwill” shall mean the marketplace advantage of customer patronage and loyalty developed with continuous business under the same name over a period of time.

(k)                                   MWI shall immediately notify PFIZER in the event MWI obtains information indicating that any of the Products may have to be recalled either by virtue of applicable law or regulation or good business judgment. PFIZER shall control all efforts necessary to conduct any such recall. MWI shall cooperate with PFIZER and MWI agrees to maintain adequate records to conduct such recall, including the name, address and Product purchases of all purchasers of PFIZER Products.

(l)                                        MWI may make use of the custom marketing program funding provided for in Exhibit E hereto.

(m)                               Make payment to PFIZER [*].

(n)                                 Provide to PFIZER by the close of business on the last business day of each PFIZER Accounting Period (as set forth in Exhibit F hereto) an inventory report covering all inventory purchased from PFIZER and setting forth in dollars at MWI’s acquisition cost from PFIZER the amount of inventory by species.   MWI agrees that PFIZER shall have the right to audit inventory in the possession of MWI to confirm compliance with this paragraph 3 (n) and to confirm the accuracy of the data contained in the report.

4.                                         PFIZER shall:

(a)                                  sell the Products to MWI at the prices in effect in the then current published PFIZER Animal Health Products Distributor Price List (hereinafter, “Price List”). PFIZER also shall permit MWI to participate in the distributor incentive programs offered by PFIZER, in accordance with the terms of such programs. PFIZER shall have the unrestricted right to revise the prices, terms and conditions of the Price List, and to add or delete Products or package sizes, without advance notice to MWI, and the revisions shall be effective on all orders submitted after the effective date of the price revisions. In all cases of orders received for other than immediate shipment, the price for the Products shall be that in effect at the time of shipment. PFIZER agrees to give MWI [*] advance notice of price increases;

(b)                                compensate MWI in accordance with Exhibits B, D and E hereto. In the event that one Agreement holder acquires or combines with another Agreement holder, the purchase objectives will be adjusted accordingly for the purpose of determining incentives earned.;

(c)                                 allow MWI credit on prepaid returns in accordance with PFIZER’s Outdated Products Policy which is in effect at the time;

(d)          Agreement holders with more than one location must combine purchases of all locations to determine attainment level for incentives. In the event that one Agreement holder acquires or combines with another Agreement holder, the purchase objectives will be adjusted accordingly for the purpose of determining incentives earned.

(e)                                 Direct purchase from PFIZER will be used to determine the level of purchases achieved. Any discrepancies must be documented by the Marketing Agreement holder using copies of PFIZER invoices.

5.                 All purchases by MWI pursuant to this Agreement shall be in accordance with the terms of PFIZER’s Pricing and Shipping Policies, as may be amended by PFIZER from time to time. Unless the parties agree otherwise, shipments shall be made to either MWI’s central warehouse point or to branch offices at MWI’s direction.

6.                 The following standard conditions shall apply to all sales under this Agreement:

(a)                                  MWI shall cooperate fully with PFIZER in participating fully in the Animal Health Institute Electronic Data Interchange for the reporting of sales and inventory data on a daily basis. The data to be reported shall be as described in the AHI EDI Transaction sets.

(b)                                 all orders are subject to acceptance by PFIZER’s Home Office. Title to the goods shall pass to MWI once they have been properly delivered to the address designated by MWI. Products requiring temperature control will be shipped F.O.B. destination;

(c)                                  any tax or other charge upon the sale and/or shipment of the goods now or hereafter imposed by federal, state or municipal authorities shall be paid by MWI. In the event that the price of any article includes transportation charges, any increase or decrease in transportation charges shall be for MWI’s account;

(d)                                 EXCEPT AS SET FORTH IN THIS AGREEMENT, OR IN THE LABELING OF THE PRODUCTS SOLD HEREUNDER, PFIZER MAKES NO EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE PRODUCTS;

(e)                                  PFIZER shall defend and indemnify MWI from all claims resulting from any breach by PFIZER of the warranties set forth in this paragraph 6, and specifically any claim that the Products, as sold by PFIZER, were defective. In the event PFIZER is found by any court of competent jurisdiction to be liable for any claim based in products liability, then PFIZER shall reimburse MWI’s reasonable legal fees incurred in the course of cooperating with PFIZER’s defense. To be covered by this defense and indemnity, MWI must: promptly notify PFIZER of any such claim; allow PFIZER to fully control the defense and/or resolution of the claim; and cooperate fully with PFIZER in the matter. This defense, indemnity and payment for legal fees shall not apply to claims alleging: MWI alteration, negligent handling or improper storage of the Products; sale of outdated Products; sale or recommendation of the Products for uses or in a manner not set forth in the labeling supplied by PFIZER; or sale of the Products after receipt of notice from PFIZER that such sales should be halted;

(f)                                    in no event shall PFIZER be liable to MWI for special, collateral, incidental, or consequential damages in connection with or arising out of the purchase, resale, or use of the Products. Except as provided under subparagraph 6(e), above, total damages recoverable against PFIZER by MWI shall be exclusively limited to the purchase price of the Products with respect to which damages are claimed;

(g)                                 failure of PFIZER to make or of MWI to take, when due, any delivery (or portion thereof) pursuant to an order hereunder, if occasioned by any circumstance or condition beyond the control of the party so failing, shall not subject the failing party to any liability to the other and, at the option of either party, that order or portion thereof not delivered may be canceled;

(h)                                 acceptance of MWI’s order by PFIZER is expressly made conditional upon MWI’s acceptance of the conditions of sale as set forth herein, and the prices, terms and conditions of the Price List then in effect, notwithstanding acknowledgment or receipt of MWI’s purchase order containing additional or different provisions, or conflicting oral representations by any agent of PFIZER.

7.                                         MWI and PFIZER agree that, under the specific circumstances delineated herein, PFIZER, at PFIZER’s sole discretion may recoup the sums outstanding to it from MWI against those sums which may become due from PFIZER to MWI, in that the obligations arise from mutual transactions.

A.                                      The specific circumstances which will enable PFIZER to initiate recoupment are:

i.                                            MWI becomes insolvent which shall be defined as:

(a)   the sum of MWI’s debts is greater than all of MWI’s property (“Balance Sheet Test”); or

(b)   MWI is generally not paying its debts as they come due; or

(c)          MWI has failed to act in good faith for a period in excess of six months to resolve any outstanding invoice or purchase order issues or reconciliations.

ii.                                          MWI commences a liquidation of its operations by means of a sale of its assets in their entirety or piecemeal.

iii.                                        MWI ceases its business operations whether or not such cessation is voluntary or involuntary.

iv.                                   MWI files a proceeding pursuant to the U.S. Bankruptcy Code or any state court proceeding, including an Assignment for the Benefit of Creditors.

8.                                       MWI shall distribute Pfizer products only under the labeling provided by Pfizer; prescribe, recommend, suggest, and advertise each product for use only under the conditions stated in the labeling provided by Pfizer; and observe all federal, state, and local laws governing the distribution of animal drugs.

9.                                       Nothing in this Agreement shall be deemed to limit Pfizer’s ability to sell any product at any time to any other customer any other party.

10.                                 MWI and PFIZER acknowledge that in the performance of their duties hereunder MWI and PFIZER may obtain access to “Confidential Information” (as defined below) of each other. MWI and PFIZER agree that during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, unless specifically permitted in writing by the other party, to (a) retain in confidence and not disclose to any third party and (b) use only for the purpose of carrying out their duties hereunder, any such Confidential information. As used herein the term “Confidential Information” means any information, or data, whether of a business or scientific nature and whether in written, oral or tangible form, relating to PFIZER’s and MWI’s business or potential business or its research and development activities, not generally available to or known to the public, and not otherwise known to the receiving party, that is disclosed to or learned by the other party pursuant hereto. Upon completion of the work provided for hereunder or other termination of this Agreement each party will return to the other party any documents, or copies thereof, or any product samples, containing or constituting Confidential Information disclosed to or generated by either party in connection with this Agreement.

11.                                 This Agreement shall be effective as of the date first written above and shall continue in force until December 31, 2007. Either party may terminate this agreement prior to the expiration date (i) with or without cause, upon thirty (30) days written notice to the other party, or (ii) immediately upon written notice, in the event of a material breach by the other party.

12.                                 This Agreement shall be governed by the laws of the State of New York applicable to contracts to be fully performed therein. This Agreement is not assignable without the express written consent of Pfizer, and may be modified or amended only in writing signed by the party to be bound.

13.                                 This Agreement and documents referred to herein embody the entire understanding between the parties hereto, will supersede prior agreements relating to the Products, and may be modified only in writing and signed by the parties to be bound. No activities conducted pursuant to this Agreement or related thereto, including but not limited to the future planning activities of the parties, shall be deemed to give rise to any obligations on the part of either party other than as expressly provided for herein.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement.

MWl Veterinary Supply Co.		Pfizer Inc

BY:	/s/ James F. Cleary, Jr.	BY:	/s/ Robert DiMarzo
Robert DiMarzo
Print Name:	James F. Cleary, Jr.		President, U.S. Operations
Pfizer Animal Health
Title:	President & CEO

Date:	3/22/07	Date:	4/3/07